AmericaTowne Holdings, Inc.
4700 Homewood Court, Suite 100
Raleigh, NC 27609
ap@americatowne.com
www.americatowne.com

BILL TO
National Treasury of Kenya
Nairobi, Kenya

Invoice 1182

DATE 02/06/2019 **TERMS** 77.6% Down

DUE DATE 02/07/2019

COUNTY OF DESTINATION	TENDER NUMBER	PAYMENT NUMBER
Various Counties	Various Tenders (21)	#1

ACTIVITY	AMOUNT
Equipment 21 TENDERS AWRADS for various Counties and National Government - Supply, Deliver, Install various equipment per 21 tender awards. Total Tender Value is 40.4 Billion Kenya Shillings ($403,909,804 USD). First Payment due - 77.6% Down Payment. Balance Due after equipment delivered :$90,496,952 USD. Pursuant to the Signed Agreements Attached. Payable in USD.	313,412,852.00

Signed by:

Alton Perkins, Chairman & CEO

TOTAL DUE **$313,412,852.00**

Total due and Payable in USD. Thank You.